SECOND
AMENDMENT TO EMPLOYMENT AGREEMENT

JOHN L. WORKMAN (“Executive”), and OMNICARE INC., a Delaware corporation (the “Company”), hereby agree as follows:

1.	Recitals.

(a)The Company and Executive have entered into an employment agreement, dated October 21, 2009, as amended on December 7, 2010 (the “Employment Agreement”);

(b) The Company desires that the Executive serve as Interim Chief Executive Officer of the Company until the Board of Directors of the Company appoints a permanent Chief Executive Officer; and

(c) The Company and the Executive wish to amend the Employment Agreement as set forth below:

2.Amendments.

(a)Section 1.1 of the Employment Agreement is deleted in its entirety and replaced with the following:

1.1    Effective June 11, 2012, in addition to the Company employing Executive as President and Chief Financial Officer of the Companyfor the Term of this Agreement set forth in Section 3.1 hereof, the Company will employ Executive as Interim Chief Executive Officer of the Company until the Board of Directors of the Company (the “Board”) appoints a permanent Chief Executive Officer. During the period that Executive is Interim Chief Executive Officer, he shall report to the Board. During any period Executive is not Interim Chief Executive Officer, he shall report to the Company's Chief Executive Officer. Executive shall be assigned such duties with regard to the business of the Company as are generally performed by an executive of the Company serving in Executive's position at the time of such assignment, and such other duties as may from time to time be assigned to Executive by the Board (while he is Interim Chief Executive Officer) or the Company's Chief Executive Officer (while he is not Interim Chief Executive Officer) consistent with such position. Notwithstanding anything to the contrary in this Agreement, the parties agree that Executive ceasing to be the Interim Chief Executive Officer upon the appointment of a permanent Chief Executive Officer will not be deemed a material breach of this Agreement for purposes of Section 3.4 hereof or a “material breach of its obligations” under Section 3.5 hereof.

(b) A new Section 2.9 is added to the Employment Agreement to read as follows:

2.9 INTERIM CEO STOCK AWARD. As soon as practicable following the date hereof, the Company shall grant to Executive, pursuant to the 2004 SIP, an award of restricted stock having a face value of $870,000, vesting and becoming unrestricted in four equal installments with an installment so vesting on each of the first four anniversaries of the date of grant, provided that Executive is employed on such anniversary. Such award shall have such other terms and conditions as apply under annual restricted stock awards granted to senior executives during 2012.

3.General.

Except as specifically amended herein, the Employment Agreement will remain in full force and effect in accordance with its original terms, conditions and provisions.

IN WITNESS WHEREOF, the parties have duly executed this amendatory agreement as of June 11, 2012.

EXECUTIVE	OMNICARE, INC.
/s/ John L. Workman	/s/ Alexander M. Kayne
John L. Workman	Alexander M. Kayne Senior Vice President, General Counsel and Secretary